Exhibit 99.1

News Release

Contact: Steve Stuber - Investor Relations - 952-828-8461 - srstuber@wgo.net
Media Contact: Sam Jefson - Public Relations Specialist - 641-585-6803 - sjefson@wgo.net

WINNEBAGO INDUSTRIES APPOINTS SARA ARMBRUSTER TO BOARD OF DIRECTORS

EDEN PRAIRIE, MINNESOTA, December 19, 2019 - Winnebago Industries, Inc. (NYSE: WGO), a leading outdoor lifestyle product manufacturer, today announced the appointment of Sara Armbruster to its Board of Directors, effective December 18, 2019. Armbruster will sit on the Finance and Human Resources Committees. Winnebago Industries further announced it has increased the size of its Board of Directors from eight to nine.

Armbruster is Vice President, Strategy, Research and Digital Transformation for Steelcase Inc. (NYSE: SCS), the global leader in the office furniture industry. Armbruster has held several leadership positions since joining Steelcase in 2007 as Vice President of Corporate Strategy. As her role increased in scope and complexity, she added responsibility for new business innovation activities, which include investment in internal and external growth opportunities and development of new business models. Before joining Steelcase, Armbruster was Vice President of Business Development at Banta Corporation, a contract printing company.

“Sara’s extensive experience in corporate strategy and her understanding of customer experience in various industries will provide a valuable perspective,” said Michael Happe, Winnebago Industries President and Chief Executive Officer. “We welcome Sara to the board and look forward to the contributions she will make as we continue to strategically transform Winnebago Industries into a larger, more profitable outdoor lifestyle product manufacturer.”

Armbruster earned a bachelor’s degree in Slavic languages and literature from Yale University in New Haven, Connecticut; a master’s in international relations from Johns Hopkins University in Washington, D.C.; and an MBA from Dartmouth College in Hanover, New Hampshire.

“As Winnebago Industries has grown and transformed recently, so has our Board membership,” said David Miles, Chairman of the Board of Winnebago Industries. “Sara’s business acumen will strengthen our Board as we work to continue our role of guiding Winnebago Industries to higher levels of performance. We are pleased to welcome Sara.”

About Winnebago Industries
Winnebago Industries, Inc. is a leading U.S. manufacturer of outdoor lifestyle products under the Winnebago, Grand Design, Chris-Craft and Newmar brands, which are used primarily in leisure travel and outdoor recreation activities. The Company builds quality motorhomes, travel trailers, fifth wheel products and boats. Winnebago Industries has multiple facilities in Iowa, Indiana, Oregon, Minnesota and Florida. The Company's common stock is listed on the New York Stock Exchange and traded under the symbol WGO. For access to Winnebago Industries' investor relations material or to add your name to an automatic email list for Company news releases, visit http://investor.wgo.net.